Exhibit 99.1

CONTACT:	Jeffrey L. Thompson Executive Vice President (310) 781-2222

EDELBROCK CORPORATION RECEIVES
GOING PRIVATE PROPOSAL

TORRANCE, California — April 12, 2004 — Edelbrock Corporation (Nasdaq: EDEL) today announced that the Company’s Chairman, President, and Chief Executive Officer, O. Victor Edelbrock, Jr., has delivered a proposal to the Company for the acquisition of all outstanding shares of common stock of Edelbrock Corporation not already beneficially owned by Mr. Edelbrock or his affiliates at a price of $14.80 per share in cash. Mr. Edelbrock and his affiliates own approximately 51.2% of the issued and outstanding common stock of Edelbrock Corporation.

The Board of Directors of Edelbrock Corporation has formed a Special Committee of independent directors to review the proposed transaction. The Special Committee has retained independent legal counsel and expects to retain an independent financial advisor to assist the Special Committee in evaluating the proposed transaction.

The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of the Company (other than shares owned by Mr. Edelbrock and his affiliates). As a result, stockholders other than Mr. Edelbrock and his affiliates would no longer own any shares, and there will no longer be a public market for the shares. The proposed transaction is subject to, among other things, the securing by Mr. Edelbrock of financing, approval by the Special Committee, the Board of Directors and the stockholders of Edelbrock, negotiation and execution of definitive agreements, and any conditions to be contained in definitive agreements. There can be no assurance that definitive agreements will be entered into or that any transaction will occur and, if a transaction occurs, what the structure or terms of such a transaction would be.

Pending the execution of a definitive agreement, the Company’s stockholders and others considering trading in its securities should recognize the Special Committee has just begun the process of considering the proposal and that no definitive time frame has been determined.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Edelbrock Corporation. If a proxy statement is distributed by the Company regarding this transaction, the Company and certain of its directors and executive officers would be involved in a solicitation of proxies made in connection with the proposed transaction. Information concerning the Company’s directors and executive officers will be available in the documents which would be filed with the SEC.

About Edelbrock Corporation:

Founded in 1938, Torrance, California-based Edelbrock Corporation is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, the Company owns and operates an aluminum foundry and its motorcycle carburetor division in San Jacinto, California, at which it manufactures many of its quality products.

“Safe Harbor” Statement under the Private Securities Litigation and Reform Act of 1995:

This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by Edelbrock Corporation or Mr. Edelbrock.